Exhibit 3.217

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SOUTHERN ARIZONA REGIONAL REHABILITATION HOSPITAL, L.P.

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

I. The name of the limited partnership is Southern Arizona Regional Rehabilitation Hospital, L.P.

II. The address of the Partnership’s registered office in the State of Delaware is Corporation Trust Center, 1200 Orange Street, Wilmington, County of New Castle. The name of the Partnership’s registered agent for services of process in the State of Delaware at such address is The Corporation Trust Company.

III. The name and mailing address of each general partner is as follows:

NAME	MAILING ADDRESS
Continental Rehabilitation Hospital of Arizona, Inc.	600 Wilson Lane Box 715 Mechanicsburg, PA 17055